UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 12, 2011 (April 6, 2011)

OVERLAND STORAGE, INC.

(Exact name of registrant as specified in its charter)

California	000-22071	95-3535285
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9112 Spectrum Center Boulevard, San Diego, California 92123

(Address of principal executive offices, including zip code)

(858) 571-5555

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 6, 2011, the Board of Directors of Overland Storage, Inc. (the “Company”), upon the recommendation of its Nominating and Governance Committee, appointed Joseph A. De Perio to fill one of the vacancies on the Board of Directors. Mr. De Perio will serve as a director of the Company for a term of office expiring at the Company’s next Annual Meeting of Shareholders (the “Annual Meeting”). Mr. De Perio will receive compensation in accordance with the Company’s standard compensation arrangements for non-employee directors, which are described under the heading “Overview of Non-Employee Director Compensation and Procedures” in Item 11 of Part III of the Company’s Form 10-K/A for the fiscal year ended June 27, 2010, as filed with the Securities and Exchange Commission on October 25, 2010.

Mr. De Perio was selected as a director pursuant to the terms of a Stock Purchase Agreement dated March 16, 2011, by and among the Company, Clinton Magnolia Master Fund Ltd. (“CMAG”) and certain other investors party thereto (the “Purchase Agreement”). Pursuant to the Purchase Agreement, CMAG acquired 2,832,861 shares of common stock of the Company and warrants exercisable to purchase 1,246,458 shares of common stock of the Company for total consideration of $5.0 million. Mr. De Perio is a portfolio manager of Clinton Group, Inc., the investment manager for CMAG.

The Board of Directors has determined that Mr. De Perio qualifies as independent under the independence standards set forth in NASDAQ Marketplace Rule 5605(a)(2).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

OVERLAND STORAGE, INC.

Date: April 12, 2011	/s/ Kurt. L. Kalbfleisch
	By:	Kurt. L. Kalbfleisch
Chief Financial Officer